Exhibit 4.1

FOURTH AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT

This FOURTH AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of October 12, 2008, between International Rectifier Corporation, a Delaware corporation (the “Company”) and Mellon Investor Services LLC (F/K/A ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (“Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Rights Agreement.

R E C I T A L S

WHEREAS, the Company and the Rights Agent have previously entered in that certain Amended and Restated Rights Agreement, dated as of December 15, 1998; that certain First Amendment to the Amended and Restated Rights Agreement, dated as of August 11, 2006; and that certain Second Amendment to the Amended and Restated Rights Agreement, dated as of November 20, 2006; and that certain Third Amendment to the Amended and Restated Rights Agreement dated as of November 14, 2007 (as amended, the “Rights Agreement”);

WHEREAS, pursuant to Section 26 of the Rights Agreement, prior to the Distribution Date and subject to the penultimate sentence of Section 26 of the Rights Agreement, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, the Distribution Date has not yet occurred and subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.             Amendment to Section 1(a).  Section 1(a) of the Rights Agreement is hereby amended as follows:

(a)           The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“ ‘Acquiring Person’ shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (within the meaning of Section 1(b)) of a Substantial Block of Voting Stock, but shall not include (i) an Exempt Person, (ii) a Grandfathered Person unless and until such Grandfathered Person becomes (as a result of actions taken by such Person or its Affiliates or Associates, including becoming a member of a Group, or, if such Person is already a member of a Group, as a result of actions taken by any other member of such Group) the Beneficial Owner of more than the Grandfathered Percentage applicable to such Grandfathered Person, (iii) a Passive Person or (iv) any Person who or which acquires a Substantial Block of Voting Stock in connection with a transaction or series of transactions approved prior to such transaction or transactions and subject to such conditions prescribed by the Board of Directors of the Company; provided that no person shall become an Acquiring Person solely as a result of a reduction in the number of shares of Voting Stock outstanding, unless and until such Person shall thereafter become the Beneficial Owner of additional shares constituting 1% or more of the general voting power of the Company.  Notwithstanding the foregoing, if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined herein, has become such inadvertently and without any intention of changing or influencing control of the Company, and if such Person divested or divests himself, herself or itself as promptly as practicable (as determined by the Company’s Board of Directors) of Beneficial Ownership of a sufficient number of shares of Voting Stock so that such Person would no longer be an “Acquiring Person,” as defined herein, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement.”

(b)           The term “Grandfathered Percentage” shall be inserted in alphabetical order in Section 1(a) of the Rights Agreement, the definition of which shall read in its entirety as follows:

“ ‘Grandfathered Percentage’ shall mean, with respect to any Grandfathered Person, (a) the percentage of the outstanding shares of Voting Stock that the Grandfathered Person, together with all Affiliates and Associates of that Grandfathered Person, Beneficially Owns as of October 10, 2008, plus (b) one percent (1.0%).”

(c)           The term “Grandfathered Person” shall be inserted in alphabetical order in Section 1(a) of the Rights Agreement, the definition of which shall read in its entirety as follows:

“ ‘Grandfathered Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the date of this Amendment, the Beneficial Owner of a Substantial Block of Voting Stock; provided, however, that any Grandfathered Person who, after the date of this Amendment, becomes the Beneficial Owner of less than a Substantial Block of Voting Stock shall cease to be a Grandfathered Person and shall be subject to all of the provisions of this Rights Agreement in the same manner as any Person who is not and was not a Grandfathered Person.”

(d)           The term “Passive Person” shall be inserted in alphabetical order in Section 1(a) of the Rights Agreement, the definition of which shall read in its entirety as follows:

“ ‘Passive Person’ shall mean any Person who or which has reported or is required to report Beneficial Ownership of Voting Stock on Schedule 13G under the Exchange Act (or any comparable or successor report), but only so long as (x) such Person is eligible to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report), (y) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act (or any comparable or successor report) and such Person does not hold Voting Stock on behalf of any other Person who is required to report Beneficial Ownership of Voting Stock on such Schedule 13D; provided that if a formerly Passive Person should report or become required to report Beneficial Ownership of Voting Stock on Schedule 13D, that formerly Passive Person will not be deemed to be or to have become an Acquiring Person if it divests as promptly as practicable (as determined in good faith by the Company’s Board of Directors) Beneficial Ownership of a sufficient number of shares of Voting Stock so that it would no longer be an “Acquiring Person,” as defined herein, and (z) such Person does not Beneficially Own 15 percent or more of the Voting Stock then outstanding.”

(e)           The definition of “Substantial Block” in Section 1(a) of the Rights Agreement is hereby amended to delete the term “20 percent” and replace it with “10 percent.”

(f)            The term “Synthetic Long Position” shall be inserted in alphabetical order in Section 1(a) of the Rights Agreement, the definition of which shall read in its entirety as follows:

“ ‘Synthetic Long Position’ shall mean, with respect to any security, any option, warrant, convertible security, stock appreciation right or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to such security or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of such security (without regard to whether such instrument or right (i) conveys any voting power to such Person or any Affiliate or Associate thereof, or (ii) is required to be, or capable of being, settled through delivery of such securities) and which increases in value as the value of such security increases or which provides to the holder of such instrument or right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of such security, but shall not include interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority.  The number of securities in respect of which a Person has a Synthetic Long Position shall be the notional or other number of securities specified in the documentation evidencing the Synthetic Long Position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part or, if no such number of securities is specified in such filing or documentation, as determined by the Board of Directors of the Company in good faith to be the number of securities to which the Synthetic Long Position relates.”

2.             Amendment to Section 1(b).  Section 1(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(b) For purposes of this Agreement, a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any securities:

(i)            which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation);

(ii)           which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion, exchange purchase rights (other than the Rights), warrants or options, or otherwise; (B) the right to vote or to direct the vote of, pursuant to any agreement, arrangement or understanding; whether or not in writing; or (C) the right to dispose or direct the disposition of, pursuant to any agreement, arrangement or understanding, whether or not in writing;

(iii)          which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding, whether or not in writing for the purpose of acquiring, holding, voting or disposing of any securities of the Company; provided, however, that in no case shall an officer or director of the Company be deemed (x) the Beneficial Owner of any securities beneficially owned by another officer or director of the Company solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Company or (y) the Beneficial Owner of securities held of record by the trustee of any employee benefit plan of the Company or any Subsidiary of the Company for the benefit of any employee of the Company or any Subsidiary of the Company, other than the officer or director, by reason of any influence that such officer or director may have over the voting of the securities held in the plan; or

(iv)                              in respect of which such Person or any of such Person’s Affiliates or Associates has a Synthetic Long Position;

provided, however, that (w) a Person will not be deemed the Beneficial Owner of, or to beneficially own, any security if such Beneficial Ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; (x) a Person engaged in business as an underwriter of securities shall not be deemed the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition; (y) a Person shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange ; and (z) a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security by reason of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G under the Exchange Act (or any comparable or successor reports).”

3.             Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended to delete the term “20 percent or more” and replace it with “a Substantial Block.”

4.             Amendment to Section 7(a).  The Expiration Date as defined in Section 7(a) of the Rights Agreement is hereby extended until the close of business on the earlier of (i) April 12, 2009 and (ii) the third business day after the filing by the Company with the Securities and

Exchange Commission of a Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2008.  The Company shall provide written notice to the Rights Agent of the Expiration Date.

5.             Direction to the Rights Agent.  By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

6.             Confirmation of the Rights Agreement.  Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

7.             Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.  The rights and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws in effect in the State of Delaware.

8.             Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

INTERNATIONAL RECTIFIER CORPORATION

By:	/s/ Oleg Khaykin
Name: Oleg Khaykin
Title: President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC (f/k/a
ChaseMellon Shareholder Services, L.L.C.),
as Rights Agent

By:	/s/ Sharon Knepper
Name: Sharon Knepper
Title: Vice President and Relationship Manager